Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:
Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathon Fassberg ext16. (investor inquiries)
(610) 941-4020	Brad Miles ext 17. (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Corporation Appoints Michael J. Gast, MD, PhD as Chief Medical Officer

Plymouth Meeting, PA --February 8, 2005, -- Genaera Corporation (NASDAQ: GENR) today announced that Michael J. Gast, MD, PhD, has joined the Company as Executive Vice President and Chief Medical Officer. Dr. Gast will lead all clinical research activities including continued clinical development and planning for commercialization of squalamine for the treatment of age related macular degeneration ("AMD") as well as the Company's other clinical development programs.

"We welcome Michael as the newest member of Genaera's executive management team," commented Roy C. Levitt, President and Chief Executive Officer.  "Michael is an industry leader with an exceptionally broad background spanning 'bench to bedside' including extensive clinical development and management experience in the pharmaceutical industry. His wide range of experience with US and International regulatory filings and his expertise in managing global clinical trials will be important for leading our clinical development efforts and accomplishing Genaera's aggressive development goals. We look forward to working closely with Michael to build upon our recent positive Phase II data in AMD as we prepare for Phase III studies and commercialization of squalamine for the therapy of this most serious cause of adult blindness."

Prior to joining Genaera Dr. Gast spent ten years at Wyeth Pharmaceuticals, most recently serving as Vice President, Scientific Affairs within Wyeth Global Medical Affairs, where he was responsible for oversight of Phase IV clinical research programs. Previously at Wyeth, Dr. Gast served as Vice President, Women's Health Clinical Research and Development. Prior to that, Dr. Gast spent twenty-one years at the Washington University School of Medicine. During his tenure on the faculty at the Washington University Department of Obstetrics and Gynecology, Dr. Gast served as Director of the Division of Reproductive Endocrinology and Infertility and Director of the Endocrine Clinical Laboratories. Dr. Gast received his MD from The Ohio State University College of Medicine and his PhD in Molecular Biology from Washington University. He currently holds adjunct faculty appointments at the Washington University School of Medicine and the University of Pennsylvania School of Medicine.

Dr. Roger Vogel, who has served as a consultant and Acting Chief Medical Officer, will continue to advise and assist the Company as a consultant in the development of Genaera's AMD program.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products.  Research and development efforts are focused on anti-angiogenesis and respiratory diseases.  Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets.  These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.  For more information on Genaera, visit the company's website at www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "believe", "continue," "develop," "expect," "plan" and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to; the risk that executive personnel do not remain with the Company or are unsuccessful in their efforts at the Company; Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including squalamine may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.